For Immediate Release

Contact:	Alex Lombardo Investors (703) 573-9317	Jennifer Beranek Media (608) 661-4754

Great Wolf Resorts Reports First Quarter 2007 Results

MADISON, Wis., May 8, 2007—Great Wolf Resorts, Inc. (NASDAQ: WOLF), North America’s leading family of indoor waterpark resorts, today reported results for the first quarter ended March 31, 2007.

2007 Highlights

•	Reported Adjusted EBITDA of $11.1 million and Adjusted net loss per share of $(0.00), exceeding consensus analyst expectations for both measures.

•	Raising full year 2007 Adjusted EBITDA guidance to a range of $45-51 million from $44-50 million.

•	Announced plans today for construction of next Great Wolf Lodge® resort to be built in the Charlotte, North Carolina market.

•	Improved Great Wolf Lodge brand same store RevPAR by 3.2 percent and same store Total RevPAR by 3.3 percent, compared to the same period a year earlier.

•	Opened expansion consisting of 104 guest suites and 12,000 square feet of indoor waterpark to the Great Wolf Lodge -Williamsburg, Va. resort.

•	Introduced 40,000 square-foot, state-of-the-art conference center at Great Wolf Lodge – Mason, Ohio resort.

•	Closed on a $3.2 million investment in Creative Kingdoms, LLC, developers of MagiQuest, an interactive adventure game featured at several Great Wolf Resorts properties.

•	Launched Scooops™ Kid Spa, an innovative spa catered to “tweens,” at seven properties.

•	Began construction on an expansion project at Great Wolf Lodge – Traverse City, featuring a 9,000 square-foot conference center, MagiQuest and miniature golf.

Great Wolf Resorts reported in the 2007 first quarter a net loss of $(2.0) million, or $(0.07) per diluted share, compared to a net loss of $(0.9) million, or $(0.03) per diluted share in the same period in 2006. First quarter 2007 operating results include the impact of additional depreciation and interest associated with the company’s Mason, Ohio resort, which opened in late 2006.

First Quarter Operating Results

“The first quarter continued our string of solid financial results in line with or above our guidance ranges for key operating metrics,” said John Emery, chief executive officer. “Our first quarter results are always highly impacted by the length and timing of school spring break calendars. We are pleased with our overall spring break results this year. We believe that the convenience and consistency of a superior guest experience continues to make our resorts an attractive family vacation or getaway selection, even in the face of factors such as higher gasoline prices nationwide.”

The company reported Adjusted EBITDA of $11.1 million and Adjusted net loss per share of $(0.00) for the 2007 first quarter. Same store revenue per available room (RevPAR) in the quarter rose 3.2 percent over the 2006 first quarter.

“Our new property in Mason, Ohio, which opened in December 2006, exceeded our expectations in its first full quarter of operation. The resort’s attached 40,000 square-foot conference center that opened in mid-March will further complement the wide range of services we offer at this resort once we have had time to ramp-up group business. We expect to see the benefits of marketing the new resort with the adjacent Kings Island theme park in advance of the busy summer season.

“As a group, our upper Midwest properties have stabilized somewhat, although our Traverse City and Sandusky resorts continue to experience difficult local and regional market conditions,” he said. “Competition and the difficulties facing the automotive industry continue to impact significantly the regional economy. We continue to remain optimistic in the long-term about these markets, although we feel they will continue to feel the impact of these market/economic issues through 2007 and possibly longer.

“We view group business as a growth opportunity at many of our resorts, especially for the new meeting space at Mason and Williamsburg. These are high-quality meeting facilities that can attract a wide variety of groups for meetings. We continue to focus on growing these opportunities for expanded meetings business at our resorts.”

Emery noted that significant upgrades to the company’s Web site, www.greatwolf.com, introduced in the 2006 second quarter, have had a positive impact on online bookings. “Nearly 43 percent of our reservations were booked online in the 2007 first quarter, up nearly 10 percentage points from the same period in 2006. Our enhanced Web site gives our customers many added online features that assist in planning their visits to our resorts and improves our efficiency in booking reservations.”

Operating statistics for the company’s portfolio of Great Wolf Lodge resorts for the 2007 first quarter are as follows:

	Same Store Comparison (a)
	Q1	Q1
	2007	2006	Increase (Decrease)
			$		%

Occupancy	67.1%	68.1%		N/A	(1.5)%

ADR	$254.83	$243.22		$11.61	4.8%

RevPAR	$170.98	$165.75		$5.23	3.2%

Total RevPOR	$381.01	$363.20		$17.81	4.9%

Total RevPAR	$255.65	$247.51		$8.14	3.3%

	All Properties Comparison (b)
	Q1	Q1
	2007	2006	Increase (Decrease)
			$		%

Occupancy	65.2%	68.1%		N/A	(4.3)%

ADR	$259.56	$243.22		$16.34	6.7%

RevPAR	$169.25	$165.75		$3.50	2.1%

Total RevPOR	$391.98	$363.20		$28.78	7.9%

Total RevPAR	$255.59	$247.51		$8.08	3.3%

(a)	Same store comparison includes only Great Wolf Lodge resorts that were open for the majority of the period of both Q1 2006 and Q1 2007 (that is, the Wisconsin Dells, Sandusky, Traverse City, Kansas City, Williamsburg and Pocono Mountains resorts).

(b)	All properties comparison includes all Great Wolf Lodge resorts that were open at any point during Q1 2006 or Q1 2007.

The All Properties operating statistics above reflect the ramp-up of the company’s Mason resort in its first quarter of operations.

“Our Great Wolf Lodge – Williamsburg benefited from the opening of a waterpark expansion that features two major new rides,” Emery noted. “In late March, we also completed 104 new guest suites at the resort, bringing our new total there to 405 rooms. Consumer response to the expanded resort has been positive. The planned 2007 second quarter opening of an additional 10,000 square feet of meeting space at the resort will double the property’s meeting space to over 20,000 square feet. We think these waterpark, guest room and meeting space expansions help to strengthen the resort’s position in the marketplace.”

Great Wolf Lodge — Kansas City continued its steady growth. During the quarter, the resort opened a miniature golf course as a new amenity. “We continue to explore the possibilities for additions of enhancements like miniature golf and MagiQuest, a live action fantasy adventure game that we introduced to two properties in 2006, to further expand the guest experience at our resorts. We expect to add revenue-generating enhancements throughout our portfolio in 2007.”

Construction Update

The company remains on schedule for its two construction projects currently underway. Construction is approximately 50 percent finished at the company’s 404-suite Great Wolf Lodge – Grapevine, Texas resort with a planned opening in late 2007. “In addition to the first phase construction of this resort, we continue to evaluate plans to add up to 200 additional guest suites and up to 20,000 square feet of meeting space in Grapevine. That expansion to approximately 600 suites in total would make the Grapevine resort the largest Great Wolf Lodge in our portfolio,” Emery said.

The 398-suite Great Wolf Lodge in Grand Mound, Wash., being built by a joint venture between Great Wolf Resorts and the Confederated Tribes of the Chehalis Reservation, is currently eight stories vertical and remains on target to open in early 2008. This property, situated on 39 acres, will have a 78,000 square-foot indoor entertainment area and a 30,000 square-foot conference center.

Development Update

Today, the company announced its plans to proceed with construction of its next Great Wolf Lodge resort in the Charlotte, North Carolina metropolitan area. The company expects to build a 401-suite resort with an accompanying 20,000 square feet of meeting space. “We believe that a Great Wolf Lodge resort to serve the Carolinas is a perfect fit for this growing area,” Emery commented. “The Charlotte metropolitan area has proximity to major population centers and strong demographic characteristics similar to our other proven successful resort locations. This project is subject to regulatory and land use approvals, which are expected to occur in the second and third quarters of 2007. Based on the anticipated timing of final approvals, we expect to begin construction in late 2007.”

“The positive response to all of our recently opened and under construction resorts indicates that substantial demand remains for the large-scale projects with drive-to, family-oriented entertainment experiences we provide,” Emery noted. “We continue to have a robust pipeline that can provide substantial future growth. However, our resorts are large, complex projects that require significant development time to get them through the planning and permitting process in local jurisdictions. While it is difficult to accurately predict timing of our announcements of new resorts, we are optimistic that we will be able to announce at least one-two more new resort sites in 2007, in line with our strategic plan.

“We expect the size, scope and cost of large-scale indoor waterpark resorts to create barriers to entry for additional like competition,” Emery said. “In fact, we have recently seen a number of projects delayed or canceled, due to both a noticeable decline in buying interest for vacation condominiums, which have played a major role in the feasibility of many potential competitive projects, as well as higher construction costs. We think these trends can help a developer like us, one with a strong pipeline, sound capital structure and a recognizable branded experience for consumers.

“As we’ve noted previously, our future resort development strategy has evolved to include focusing our site selection on high-quality economic deals in very high-demand markets, expanding the resort size and broadening the overall guest experience through the development of added features,” he added. “We continue to generate strong cash flow from our existing properties and have a stable capital structure that gives us significant flexibility to continue to develop properties prudently.

“As with our newly-announced project in the Charlotte area, we seek dynamic, well-located markets with multiple demand generators for our new resorts,” Emery added. “We also continue to see opportunity to expand through licensed or minority-owned resorts in secondary U.S. and/or international markets. At any given time, we are evaluating more than a dozen potential development sites that either are under contract or for which we are in active negotiations. Our current primary expansion markets will be located in the Mid-Atlantic, Southeast, Northeast and Northern California regions, although we continue to look at markets throughout the U.S.

Capital Structure

“The company continues to maintain a sensibly leveraged balance sheet,” said James A. Calder, chief financial officer. “At the end of the 2007 first quarter, we had $63 million of unrestricted cash available. Also, we have no mortgage debt outstanding on two of our resorts, providing borrowing capacity. Our balance sheet strength is reflected in the company’s net debt (consisting of total debt less total cash, cash equivalents and restricted cash) to trailing 12-month Adjusted EBITDA of approximately 5.7 times. Approximately 76 percent of the company’s long-term debt is fixed with a weighted average debt maturity of 11 years.”

Key Financial Data

As of March 31, 2007, Great Wolf Resorts had:

•	Total cash, cash equivalents and restricted cash of $67.3 million

•	Total secured debt of $250.9 million

•	Total unsecured debt of $51.5 million

•	Weighted average cost of total debt of 7.1 percent

•	Weighted average debt maturity of 11.0 years

•	Total construction in progress for resorts currently under construction but not yet opened of approximately $75.1 million

Outlook and Guidance

“With our new property ramping up in Mason and major additions to our Williamsburg property, we remain cautiously optimistic about the second quarter and remainder of 2007,” Emery commented. “Based on our current outlook, we are increasing our full year 2007 Adjusted EBITDA guidance by raising our full year Adjusted EBITDA guidance to a range of $45-51 million from $44-50 million.

“We are celebrating our Great Wolf Lodge brand’s 10th anniversary in May with a Brand Wolf Birthday celebration,” Emery continued. “This celebration will be marked by an integrated multimedia campaign, which will incorporate radio, television, direct mail and Internet components. Much of our multimedia campaign will occur through a broadcast television partnership in 21 key markets with NBC, our exclusive television partner for 2007. The NBC campaign launches on May 21 with the ‘Where’s the Great Wolf Family’ online game and sweepstakes and continues through the second quarter. Future promotions for the third and fourth quarters are in development. We expect that marketing campaign to have a positive impact on second quarter results through special rates and events in a traditionally slow period. We also expect the birthday celebration to give us momentum as we enter the busy summer season.”

The company provides the following outlook and earnings guidance for the second quarter and full year 2007 (amounts in thousands, except per share data):

	Q2 2007		Full year 2007
	Low	High	Low	High
Net income (loss)	$(2,800)	$(1,600)	$(9,900)	$(6,300)

Net income (loss) per diluted share	$(0.09)	$(0.05)	$(0.32)	$(0.21)

Adjusted EBITDA (a)	$10,000	$12,000	$45,000	$51,000

Adjusted net income (loss) (a)	$(1,800)	$(600)	$(3,900)	$(300)

Adjusted net income (loss) per diluted share	$(0.06)	$(0.02)	$(0.13)	$(0.01)

(a)	For reconciliations of Adjusted EBITDA and Adjusted net income (loss), see the tables accompanying this press release.

The net income (loss) and adjusted net income (loss) amounts above reflect the effects of additional borrowings the company undertook in 2006 to partially fund future development projects, the ramp-up of the company’s Mason resort in its first year of operations and the significant expansions to the company’s Williamsburg resort.

Adjusted EBITDA and Adjusted net income are non-GAAP financial measures within the meaning of the Securities and Exchange Commission (SEC) regulations. See the discussion below in the “Non-GAAP Financial Measures” section of this press release. Reconciliations of Adjusted EBITDA and Adjusted net income are provided in the tables of this press release.

Great Wolf Resorts will hold a conference call to discuss its 2007 first quarter results today, May 8, at 10 a.m. Eastern Time. Stockholders and other interested parties may listen to a simultaneous webcast of the conference call on the Internet by logging onto the company’s Web site, www.greatwolf.com, or www.streetevents.com, or may call (800) 240-5318, reference number 11088624. A recording of the call will be available by telephone until midnight on Tuesday, May 15, 2007, by dialing (800) 405-2236, reference number 11088624. A replay of the conference call will be posted on the company’s Web site through June 8, 2007.

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of the company’s historical or future performance that are different from measures calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules, that Great Wolf Resorts believes are useful to investors. They are as follows: (i) Adjusted EBITDA and (ii) Adjusted net income (loss). The following discussion defines these terms and presents the reasons the company believes they are useful measures of its performance.

Great Wolf Resorts defines Adjusted EBITDA as net income plus (a) interest expense, net, (b) income taxes, (c) depreciation and amortization, (d) non-cash employee compensation, (e) costs associated with early extinguishment of debt or postponement of debt offerings, (f) opening costs of resorts under development, (g) shareholder litigation expenses, (h) equity in earnings (loss) of affiliates, (i) loss on sale of assets, (j) impairment charges, (k) other unusual or non-recurring items, and (l) minority interests. The company defines Adjusted net income (loss) as net income without the effects of (a) non-cash employee compensation, (b) costs associated with early extinguishment of debt or postponement of debt offerings, (c) opening costs of resorts under development, (d) shareholder litigation expenses, (e) loss on sale of assets, (f) impairment charges, (g) other unusual or non-recurring items, and (h) the effect of non-normalized income tax expense.

Adjusted EBITDA and Adjusted net income (loss) as calculated by the company are not necessarily comparable to similarly titled measures by other companies. In addition, Adjusted EBITDA (a) does not represent net income or cash flows from operations as defined by GAAP, (b) is not necessarily indicative of cash available to fund the company’s cash flow needs, and (c) should not be considered as an alternative to net income, operating income, cash flows from operating activities or the company’s other financial information as determined under GAAP. Also, Adjusted net income does not represent net income as defined by GAAP.

Management believes Adjusted EBITDA is useful to an investor in evaluating the company’s operating performance because a significant portion of its assets consists of property and equipment that are depreciated over their remaining useful lives in accordance with GAAP. Because depreciation and amortization are non-cash items, management believes that presentation of Adjusted EBITDA is a useful measure of the company’s operating performance. Also, management believes measures such as Adjusted EBITDA are widely used in the hospitality and entertainment industries to measure operating performance.

Similarly, management believes Adjusted net income (loss) is a useful performance measure because certain items included in the calculation of net income may either mask or exaggerate trends in the company’s ongoing operating performance. Furthermore, performance measures that include these types of items may not be indicative of the continuing performance of the company’s underlying business. Therefore, the company presents Adjusted EBITDA and Adjusted net income (loss) because they may help investors to compare Great Wolf Resorts’ ongoing performance before the effect of various items that do not directly affect the company’s ongoing operating performance.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, including, among others, statements regarding Great Wolf Resorts’ future financial position, business strategy, projected levels of growth, projected costs and projected performance and financing needs, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of Great Wolf Resorts, Inc. and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the company’s ability to control or predict. Such factors include, but are not limited to, competition in the company’s markets, changes in family vacation patterns and consumer spending habits, regional or national economic downturns, the company’s ability to attract a significant number of guests from its target markets, economic conditions in its target markets, the impact of fuel costs and other operating costs, the company’s ability to develop new resorts in desirable markets or further develop existing resorts on a timely and cost efficient basis, the company’s ability to manage growth, including the expansion of the company’s infrastructure and systems necessary to support growth, the company’s ability to manage cash and obtain additional cash required for growth, potential accidents or injuries at its resorts, its ability to achieve or sustain profitability, downturns in its industry segment and extreme weather conditions, increases in operating costs and other expense items and costs, uninsured losses or losses in excess of the company’s insurance coverage, the company’s ability to protect its intellectual property, trade secrets and the value of its brands, current and possible future legal restrictions and requirements, and other factors discussed under Item IA (Risk Factors) in Great Wolf Resorts 2006 Form 10-K. We assume no duty to update these statements.

Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to Great Wolf Resorts or persons acting on its behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

About Great Wolf Resorts, Inc.

Great Wolf Resorts, Inc.® (NASDAQ: WOLF), Madison, Wis., is North America’s largest family of indoor waterpark resorts, and, through its subsidiaries and affiliates, owns and operates its family resorts under the Great Wolf Lodge® and Blue Harbor Resort™ brands. Great Wolf Resorts is a fully integrated resort company and owns and/or manages Great Wolf Lodge locations in: Wisconsin Dells, Wis.; Sandusky, Ohio; Traverse City, Mich.; Kansas City, Kan.; Williamsburg, Va.; the Pocono Mountains, Pa.; Niagara Falls, Ontario; Mason, Ohio; and Blue Harbor Resort & Conference Center in Sheboygan, Wis. Great Wolf Lodge properties are currently under construction in Grapevine, Texas and Grand Mound, Wash.

The company’s resorts are family-oriented destination facilities that generally feature 300 to 400 rooms and a large indoor entertainment area measuring 40,000 to 100,000 square feet. The all-suite properties offer a variety of room styles, arcade/game rooms, fitness centers, themed restaurants, spas, supervised children’s activities and other amenities. Additional information may be found on the company’s Web site at www.greatwolf.com.

Great Wolf Resorts, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
	Three Months Ended	Three Months Ended
	March 31, 2007	March 31, 2006
Revenues:
Rooms	$28,872	$22,687
Food and beverage	7,790	5,771
Other hotel operations	6,984	5,521
Management and other fees	1,778	875

	45,424	34,854
Other revenue from managed properties	3,035	2,982

Total revenues	48,459	37,836
Operating expenses:
Resort departmental expenses	16,520	12,195
Selling, general and administrative	12,921	11,650
Property operating costs	5,555	4,151
Opening costs for resorts under development	2,329	726
Loss on sale of property	200	578
Depreciation and amortization	8,644	6,098
	46,169	35,398
Other expenses from managed properties	3,035	2,982

Total operating expenses	49,204	38,380
Operating loss	(745)	(544)
Interest income	(1,155)	(683)
Interest expense	3,693	1,862

Loss before income taxes, minority interests, and equity in loss of unconsolidated affiliates	(3,283)	(1,723)
Minority interests, net of tax	(316)	(14)
Equity in loss of unconsolidated affiliates, net of tax	64	(89)
Income tax benefit	(1,026)	(675)

Net loss	$(2,005)	$(945)

Net loss per share:
Basic	$(0.07)	$(0.03)
Diluted	$(0.07)	$(0.03)
Weighted average common shares outstanding:
Basic	30,426	30,148
Diluted	30,426	30,148

Great Wolf Resorts, Inc.
Reconciliations of Non-GAAP Financial Measures
(in thousands, except per share amounts)
	Three Months Ended	Three Months Ended
	March 31, 2007	March 31, 2006
Net loss	$(2,005)	$(945)
Adjustments:
Opening costs for resorts under development	2,329	726
Loss on sale of property	200	578
Depreciation and amortization	8,644	6,098
Interest expense, net	2,538	1,179
Minority interest expense, net of tax	(316)	(14)
Equity in loss of unconsolidated
affiliates, net of tax	64	(89)
Income tax benefit	(1,026)	(675)
Non-cash employee compensation	629	796

Adjusted EBITDA (1)	$11,057	$7,654

Net loss	$(2,005)	$(945)
Adjustments to net loss:
Opening costs for resorts under development	2,329	726
Loss on sale of property	200	578
Non-cash employee compensation	629	796
Income tax rate adjustment (2)	(1,155)	(894)

Adjusted net (loss) income (1)	$(2)	$261

Adjusted net (loss) income per share:
Basic	$(0.00)	$0.01
Diluted	$(0.00)	$0.01
Weighted average shares outstanding:
Basic	30,426	30,148
Diluted	30,426	30,148

Great Wolf Resorts, Inc.
Operating Statistics - Great Wolf Lodge Resorts
	Three Months Ended March 31,			Year Ended March 31,
	2007	2006	2007		2006
All Great Wolf Lodge Properties
Occupancy	65.2%	68.1%	65.2%		68.1%
ADR	$259.56	$243.22	$259.56		$243.22
RevPAR	$169.25	$165.75	$169.25		$165.75
Total RevPOR	$391.98	$363.20	$391.98		$363.20
Total RevPAR	$255.59	$247.51	$255.59		$247.51
Great Wolf Lodge Properties — Same Store (3)
Occupancy	67.1%	68.1%	67.1%		68.1%
ADR	$254.83	$243.22	$254.83		$243.22
RevPAR	$170.98	$165.75	$170.98		$165.75
Total RevPOR	$381.01	$363.20	$381.01		$363.20
Total RevPAR	$255.65	$247.51	$255.65		$247.51
The company defines its operating statistics as follows:
Occupancy is calculated by dividing total occupied rooms by total available rooms.
Average daily rate (ADR) is the average daily room rate charged and is calculated by dividing total rooms revenue by total occupied rooms.
Revenue per available room (RevPAR) is the product of (a) occupancy and (b) ADR.
Total revenue per occupied room (Total RevPOR) is calculated by dividing total resort revenue (including revenue from rooms, food and beverage, and other amenities) by total occupied rooms.
Total revenue per available room (Total RevPAR) is the product of (a) occupancy and (b) Total RevPOR.

Great Wolf Resorts, Inc.
Reconciliations of Outlook Financial Information (4)
(in thousands, except per share amounts)
		Three Months Ending	Three Months Ending	Three Months Ending	Year Ending December
		June 30, 2005	September 30, 2005	June 30, 2007	31, 2007
Net loss		$(100)	$6,750	$(2,200)	$(8,100)
Adjustments:
	Interest expense, net	1,900	2,000	3,500	14,500
	Income tax benefit	(100)	4,500	(1,400)	(4,985)
	Depreciation and amortization	6,300	6,300	8,900	35,400
	Non-cash employee compensation	—	—	855	3,500
	Minority interest expense			(5)	(415)
	Equity in loss in unconsolidated affiliates			600	1,800
	Loss on sale of assets			—	200
	Opening costs of resorts under development	500	1,000	750	6,100

Adjusted EBITDA (1)		$8,500	$20,550	$11,000	$48,000

Net loss		$(100)	$6,750	$(2,200)	$(8,100)
Adjustments to net loss:
	Non-cash employee compensation	—	—	855	3,500
	Loss on sale of assets			—	200
	Opening costs of resorts under development	300	600	750	6,100

	Income tax rate adjustment (2)			(605)	(3,800)

Adjusted net income (loss) (1)		$200	$7,350	$(1,200)	$(2,100)

Net loss per share:
	Basic	$(0.00)	$0.22	$(0.07)	$(0.27)
	Diluted	$(0.00)	$0.22	$(0.07)	$(0.27)
Adjusted net income (loss) per share:
	Basic	$0.01	$0.24	$(0.04)	$(0.07)
	Diluted	$0.01	$0.24	$(0.04)	$(0.07)
Weighted average shares outstanding:
	Basic	30,133	30,133	30,500	30,500
	Diluted	30,340	30,340	30,500	30,500
(1)	See discussions of Adjusted EBITDA and Adjusted net income (loss) located in the “Non-GAAPFinancial Measures” section of this press release.
	This amount represents an adjustment to recorded income tax expense to bring the overall effective tax rate to an estimated normalized rate of 40%. This effective tax rate differs from
(2)	the effective tax rates in the company’s historical statements of operations.
(3)	Same store comparison includes Great Wolf Lodge resorts that were open for the full periods in both 2006 and 2007.
(4)	The company’s outlook reconciliations use the mid-points of its estimates of Adjusted EBITDA and Adjusted net income.